UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 24, 2002

LANDEC CORPORATION

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation or organization)

0-27446	94-3025618
(Commission file number)	(IRS Employer Identification No.)

3603 Haven Avenue, Menlo Park, California 94025

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:     (650) 306-1650

N/A

Former name or former address, if changed from last report)

Item 2.                    ACQUISITION OR DISPOSITION OF ASSETS.

                On October 24, 2002, Landec Corporation (the “Registrant”) sold its wholly owned subsidiary, Dock Resins Corporation, a New Jersey corporation (“Dock”), to The Lubrizol Corporation, an Ohio corporation (“Lubrizol”), for $13,500,000 in cash (the “Purchase Price”) pursuant to a Stock Purchase Agreement, dated as of October 24, 2002, by and between the Registrant and Lubrizol (the “Agreement”).  The Purchase Price will be adjusted post-closing as set forth in the Agreement based on the change in net working capital of Dock from the amount set forth on Dock's April 2002 balance sheet as compared to the amount set forth on Dock's October 24, 2002 closing balance sheet.  Under the terms of the Agreement and a related escrow agreement, $1,350,000 of the Purchase Price will be held in escrow until no later than January 31, 2004 for the purpose of indemnifying Lubrizol against any damages that result from any breach of the representations, warranties or covenants contained in the Agreement.

Under the terms of the Agreement and related agreements, Dock assigned to the Registrant all of its rights to insurance claims arising from a fire that damaged Dock's laboratory and office building in February 2000.  The Registrant has not recorded any potential gain that may arise from this claim because the amount of the benefit, if any, cannot be reasonably estimated.

In connection with the sale of Dock, the Registrant entered into a three-year supply agreement with Dock for the manufacture of specific polymer products that are sold by the Registrant or used in other of the Registrant's operations.  Under the terms of the supply agreement, the Registrant will acquire certain products from Dock at their cost to produce plus a reasonable margin.

Dock is a developer, manufacturer and seller of proprietary polymers in the paint and coatings, printing ink, laminating, adhesives and sealants, and grease markets.

The timing and amount of the consideration paid in connection with the acquisition was the result of arms-length negotiations between the representatives of the Registrant and Lubrizol.

The Registrant estimates that it will recognize a loss in fiscal year 2002 for accounting purposes of $1.7 million on the sale of Dock. This loss is in addition to the $2.5 million estimated loss previously recognized in fiscal year 2001 when the Registrant’s Board of Directors approved a plan to sell Dock. As a result of the Board’s decision, the financial results of Dock have been included in the Registrant’s consolidated statement of operations as a discontinued operation and Dock’s net assets have been reflected in the consolidated balance sheet as assets held for sale. The amount of the loss is subject to change based primarily on the final determination of net working capital as of the date of the sale.

Item 7.                                                             FINANCIAL STATEMENTS AND EXHIBITS

                                                                                                (a)           Financial Statements of Business Acquired.

                                                                                                                Not applicable.

(b)           Pro Forma Financial Information.

The unaudited pro forma consolidated financial information giving effect to the disposition of Dock by the Registrant to Lubrizol appears as Exhibit 99.1 to this Form 8-K and is incorporated by reference herein.

The unaudited pro forma financial information below includes an Unaudited Pro Forma Balance Sheet at July 28, 2002, and Unaudited Pro Forma Statements of Operations for the fiscal year ended October 28, 2001 and the nine month period ended July 28, 2002.

The Unaudited Pro Forma Balance Sheet at July 28, 2002 gives effect to the disposition of Dock as if it had occurred on July 28, 2002. The Unaudited Pro Forma Statement of Operations for the fiscal year ended October 28, 2001 gives effect to the disposition of Dock as if it had occurred on October 30, 2000, and the Unaudited Pro Forma Statement of Operations for the nine months ended July 28, 2002 gives effect to the disposition of Dock as if it had occurred on October 29, 2001.

The Unaudited Pro Forma Statements of Operations do not purport to represent what the Registrant’s results of operations would actually have been if the disposition had occurred on October 30, 2000 or October 29, 2001, and do not purport to project the results of operations of the Registrant for the current year or for any future period. The adjustments in the pro forma financial information are based on available information and on assumptions which management believes are reasonable. All information contained or incorporated by reference in this item 7 should be read in conjunction with the Notes to Unaudited Pro Forma Balance Sheet and Statements of Operations included in this report, and the Consolidated Financial Statements, the Notes to the Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Form 10-K for the fiscal year ended October 28, 2001 and in the Form 10-Q’s for the quarters ended January 27, 2002, April 28, 2002 and July 28, 2002.

                                (c)           Exhibits.

The following exhibits are filed herewith:

Exhibit
Number	Exhibit Title
2.1*	Form of Stock Purchase Agreement, dated as of October 24, 2002, by and between the Registrant and Lubrizol.

99.1

Unaudited Pro Forma Consolidated Balance Sheet at July 28, 2002, and Unaudited Pro Forma Consolidated Statements of Operations for the fiscal year ended October 28, 2001 and the nine month period ended July 28, 2002.

99.2	Press Release dated October 25, 2002.

*              The Registrant hereby agrees to furnish to the Securities and Exchange Commission supplementally, any schedules or exhibits to such agreement which are not filed herewith, upon the request of the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended,  the  Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

LANDEC CORPORATION
Registrant

Date: November 7, 2002	By:	/s/ GREGORY S. SKINNER
Gregory S. Skinner
Vice President of Finance and
Chief Financial Officer

LANDEC CORPORATION

INDEX TO EXHIBITS

Exhibit No.	Exhibit Title

2.1*	Form of Stock Purchase Agreement, dated as of October 24, 2002, by and between the Registrant and Lubrizol.

99.1

Unaudited Pro Forma Consolidated Balance Sheet at July 28, 2002, and Unaudited Pro Forma Consolidated Statements of Operations for the fiscal year ended October 28, 2001 and the nine month period ended July 28, 2002.

99.2	Press Release dated October 25, 2002.

*              The Registrant hereby agrees to furnish to the Securities and Exchange Commission supplementally, any schedules or exhibits to such agreement which are not filed herewith, upon the request of the Securities and Exchange Commission.